Exhibit 99.7

May 12, 2020

Tocagen Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Consent to Reference in Registration Statement

Tocagen Inc. (the “Company”) has filed a Registration Statement on Form S-4, as amended, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), as of the date hereof. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Thomas E. Darcy

Thomas E. Darcy